Construction Project Agreement

No. 07-06-2003

Party A: Construction Unit: Jiangmen Roots Biopack Limited

Party B: Contractor: Li Baili

Construction via self-raised funds by Party A: the power sub-station costs RMB168,870 (one-hundred and sixty-eight thousand and eight hundred and seventy) yuan; the boiler room costs RMB 138,663 (one hundred and thirty-eight thousand and six hundred and sixty three) yuan; the gas supply house costs RMB 149,500 (one hundred and forty-nine thousand and five hundred) yuan; the mixing pools cost RMB 580,000 (five hundred and eighty thousand) yuan; the steel structure of the changing room costs 216,000 (two hundred and sixteen thousand) yuan; the colored plate decoration for wall and the 10 gate entrances cost 95,040 (ninety-five thousand and forty) yuan. The concrete plinth costs 1,830 (one thousand eight hundred and thirty) yuan; the fencing and stainless steel of the common area cost 18,000 (eighteen thousand) yuan; the rain shed for mixing pool costs 25,000 (twenty-five thousand) yuan; totally RMB1,392,903 (one million three-hundred and ninety-two thousand and nine hundred and three) yuan. Other engineering works (The costs of office tiles, flower bed, factory exterior walls and auxiliary engineering shall be calculated by the actual area of m2. The time for payment of engineering costs shall be negotiated by both parties).

The project above is constructed by Party B, which shall be calculated by the actual engineering quantities of construction after the completion of the project. Refer to the Schedule for the engineering details and the completion time of individual engineering items. The requirement for additional engineering shall be ascertained by both parties via negotiation.

To ensure that the whole project can be completed in time and in good quality on Jul. 10th, Party A shall settle the below proposed payments to ensure smooth running of the construction progress :-RMB150,000 yuan on Jun. 12th, RMB250,000 yuan on Jun. 22nd, RMB400,000 yuan on Jul. 3rd and the remaining amount shall be settled on the completion date on Jul. 10th. Party B shall be responsible for the quality of the whole project.

This agreement comes into effect after signed by both parties. Both Party A and Party B shall implement in strict accordance with the agreement. Change shall be effective after agreed by both parties; otherwise it is regarded as non-compliance. As for the economic losses caused hereby, the party in breach should pay additional compensation to the other party.

This agreement is signed in duplication held by both parties.

Party A: Zhang Wei	Party B: Li Baili
6/11/2007	6/11/2007